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                                                               Exhibit (a)(5)(D)

For Immediate Release

              SOFTECH COMPLETES TENDER OFFER OF SHARES OF WORKGROUP
                      TECHNOLOGY CORPORATION COMMON STOCK

TEWKSBURY, MASSACHUSETTS, DECEMBER 19, 2002 - SofTech, Inc. ("SofTech") (OTCBB:
SOFT) announced the expiration of the initial offering period of the tender offer by SofTech for all of the outstanding shares of common stock of Workgroup Technology Corporation ("Workgroup" or the "Company") (OTCBB: WKGP) at a price of $2.00 per share, net in cash, at 12:00 midnight, Boston, Massachusetts time, on Wednesday, December 18, 2002. Upon the expiration of the initial offering period American Stock Transfer & Trust Company, the depositary for the tender offer, informed SofTech that approximately 1,506,576 shares were validly tendered and not properly withdrawn as of the expiration of the initial offering period (including approximately 3,055 shares tendered by Notice of Guaranteed Delivery). This number of shares, together with the shares owned by SofTech, represents approximately 88.86% of the issued and outstanding shares of the Company. All shares validly tendered were accepted for purchase and payment.

         Pursuant to the terms of the merger agreement entered into on November 13, 2002 among SofTech, a wholly owned subsidiary of SofTech and the Company, SofTech intends to exercise an option to purchase a number of newly issued shares of the Company (the "Purchase Option") such that after the exercise of the Purchase Option SofTech would beneficially own at least 90% of the outstanding shares of the Company. Thereafter, SofTech intends to complete its acquisition of Workgroup through a second-step merger in which all remaining publicly held shares (other than shares with respect to which the holder exercises appraisal rights under Delaware law) will be acquired for $2.00 per share, net in cash, without interest, upon the satisfaction or waiver of the conditions to the merger. As a result of the purchase of the tendered shares and the exercise of the Purchase Option, SofTech will be able to consummate the merger without the vote of the other holders of Shares in accordance with applicable law. As a result of the merger, shares of common stock of Workgroup will no longer be traded on the Over-the-Counter Bulletin Board.

ABOUT SOFTECH

SofTech is engaged in the development, marketing, distribution and support of CAD/CAM and product data management computer solutions. Founded in 1969, SofTech is headquartered in Tewksbury, Massachusetts and has additional offices in the United States and Europe. For more information, please visit SofTech's Web site at www.softech.com.

ABOUT WORKGROUP

Workgroup develops, markets and supports collaborative product data management software solutions to help manufactures optimize product development. Founded in 1992, Workgroup is
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headquartered in Burlington, Massachusetts. For more information, please visit
Workgroup's Web site at www.workgroup.com.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

SOFTECH, INC.

         This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements about SofTech's future business operations, financial performance and market conditions. Such forward-looking statements involve risks and uncertainties inherent in business forecasts. These include, among other risks and uncertainties, general business and economic conditions, generating sufficient cash flow from operations to fund working capital needs, integrating Workgroup's existing products, employees and customers with SofTech's, achieving realizable synergies from such integration, the potential obsolescence of SofTech's and Workgroup's CAD and CAM technologies, maintaining existing relationships with SofTech's lenders, remaining in compliance with debt covenants, successful introduction and market acceptance of planned new products and the ability of SofTech to attract and retain qualified personnel both in its existing markets and in new territories. For a detailed discussion of these and other cautionary statements, please refer to the risk factors discussed in SofTech's filings with the SEC. All documents also are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov and from SofTech's Web site at www.softech.com. SofTech assumes no obligation to update the forward-looking statements included in this document.

FOR MORE INFORMATION PLEASE CONTACT:

PRESS CONTACTS

SOFTECH, INC.                                 WORKGROUP TECHNOLOGY CORPORATION

Joseph Mullaney                               Investor Relations
(781) 890-8373                                (781) 270-2620
www.softech.com                               www.workgroup.com


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